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                                                                    EXHIBIT 99.1

                               (ATS MEDICAL LOGO)

Contacts:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222

Investors:                                          Media:
Douglas Sherk, 415-652-9100                         Steve DiMattia, 646-277-8706
Jennifer Beugelmans, 415-896-6820                   Sheryl Seapy, 949-608-0841

FOR IMMEDIATE RELEASE

                     ATS MEDICAL TO ACQUIRE 3F THERAPEUTICS
         New Leader in Innovative Cardiovascular Surgery Devices Created
       ATS to Develop Most Advanced Heart Valve Therapy Product Portfolio

MINNEAPOLIS & IRVINE, CA January 24, 2006---ATS Medical, Inc. (Nasdaq: ATSI) developer, manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced a definitive agreement under which ATS will acquire all the outstanding shares of privately-held 3F Therapeutics in a stock for stock transaction.

Based in Irvine, California, 3F Therapeutics is an early stage medical device company at the forefront of the emerging field of minimally invasive beating heart tissue valve replacement. The acquisition of 3F Therapeutics is viewed as a major step in executing ATS Medical's longstanding vision of obtaining a leadership position in all segments of the cardiac surgery market.

Under the terms of the definitive agreement, ATS Medical will acquire 3F Therapeutics by issuing nine million shares of ATS common stock to 3F shareholders. In addition, 3F shareholders will be issued up to an additional 10 million shares of ATS stock upon the achievement of milestones. ATS Medical will assume the 3F balance sheet that includes an estimated $10 million in cash as of December 1, 2005, to fund future development. It is anticipated that the proposed acquisition will be completed in the second quarter of 2006. The proposed acquisition is subject to various terms and conditions, including ATS shareholder approval. Piper Jaffray & Co. has served as financial advisor to ATS and UBS Securities LLC acted as financial advisor to 3F in connection with the transaction.

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"The joining of ATS Medical and 3F Therapeutics firmly establishes ATS Medical as a leader and creates the most advanced heart valve therapy product portfolio in the world," said Michael Dale, Chairman, President and CEO of ATS Medical. "We are tremendously excited about how this transaction strengthens our Company's position in the heart valve therapy space and further heightens our growth potential in the cardiac surgery market. It is a significant milestone toward achieving our long-term goal of building ATS Medical's annual revenue to a level in excess of $100 million."

3F Therapeutics was founded in 1998 with a focus similar to that of ATS Medical, on serving the needs of the cardiac surgeon. 3F Therapeutics' fundamentally unique heart valve product design concepts are intended to improve on the performance of existing heart valves by mimicking natural valves. With the belief that there is not a single solution for each heart valve implant, 3F Therapeutics has worked toward offering cardiac surgeons several biological tissue heart valve options from which to choose. Its first product, the 3F Aortic Bioprosthesis(TM), has been commercially released in Europe and the U.S. FDA submission process is underway.

According to Walter A. Cuevas, President and CEO of 3F Therapeutics, "The 3F Therapeutics product pipeline addresses all segments of the existing $600 million tissue valve market and our development program and intellectual property support the creation of a new off pump, beating heart valve replacement segment in the years to come." Cuevas continued, "We believe ATS and 3F together can ultimately satisfy all unmet patient and cardiac surgeon needs in the heart valve therapy space."

ATS expects to continue 3F Therapeutics' operating activities at the Irvine, California facility. Currently, ATS Medical has approximately 31 million common shares outstanding. On Monday, January 23, the company announced fourth quarter and full year 2005 revenue of $9.9 million and $34.6 million respectively which was in-line with the guidance management previously provided.

CONFERENCE CALL

ATS management will host a conference call Tuesday, January 24, 2006 at 11:00 a.m. ET to discuss the proposed transaction and the outlook for 3F Therapeutic and ATS Medical. The dial-in number for the conference call is 800-218-0713 for domestic participants and 303-275-2170 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through midnight ET on Tuesday, January 31, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11051818#. A live webcast of the call can be accessed at http://www.atsmedical.com by clicking on the Investors icon. The replay of the webcast will be available on the company's website for one year.

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ABOUT ATS MEDICAL

ATS Medical, Inc. manufactures and markets products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis since its founding in 1991. More than 100,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. ATS Medical's focus on serving the cardiac surgery community is further strengthened by product and service offerings including ATS Simulus(TM) annuloplasty products for heart valve repair, Surgi-Frost(R) and Frost-Byte(R) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, QAS home monitoring services for anticoagulation therapy, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

ABOUT 3F THERAPEUTICS

3F Therapeutics was formed in 1998 on the strength of research by noted cardiac surgeon James L. Cox, MD. Cox contended that most available heart valves were manufactured counter-intuitively to how they originally develop in humans in utero. The Company's products are intended to significantly improve upon the performance of heart valves presently in the market. The Company holds in excess of 130 patents focused on a tubular valve concept that enables minimally invasive surgery to repair or replace heart valves. The 3F Therapeutics web site is http://www.3Ftherapeutics.com.

SAFE HARBOR

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. In addition, the closing of the transaction is subject to the satisfaction of various conditions, including approval by the shareholders of ATS. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2004.

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